Exhibit 99

April 20, 2016

Phoenix, Arizona

Knight Transportation Reports First Quarter 2016 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the first quarter ended March 31, 2016.

Key financial highlights for the first quarter of 2016 and 2015 were as follows:

(dollars in thousands, except per share data)	Three Months Ended March 31,
	2016	2015	% Chg
Total revenue	$272,088	$290,281	-6.3%
Revenue, excluding trucking fuel surcharge	$253,583	$257,214	-1.4%
Operating income	$38,727	$46,304	-16.4%
Net income, attributable to Knight	$22,570	$29,563	-23.7%
Earnings per diluted share	$0.28	$0.36	-22.0%

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 4, 2016, which was paid on March 24, 2016.

Dave Jackson, President and Chief Executive Officer, commented on the quarter, “The freight environment was less attractive in the first quarter of 2016 compared with the same quarter a year ago.  We attribute the change to excess trucking capacity, higher inventory ratios, and weak U.S. industrial production for the full quarter of this year.  Freight volumes and revenue per loaded mile remained relatively stable during the first quarter compared with the 2015 quarter.  Opportunities in the non-contract market were challenged by falling load counts and additional price competition, particularly from non-asset brokers. The more competitive freight environment and fewer non-contract opportunities have begun to pressure our overall revenue per loaded mile.  However, with significantly declining new truck orders, the recent expansion of industrial production in March, and increased regulatory burdens expected to phase in over the next several quarters, we currently expect an improved environment later in the year.

“We have remained focused on improving the productivity of our assets and expanding load volumes and margins in our logistics segment. During the first quarter, when compared to the same quarter last year, we improved our miles per tractor 1.8%, grew our brokerage load volumes 31%, and expanded our brokerage gross margin by 350 basis points. A slightly reduced tractor count, essentially flat revenue per tractor, and declines in revenue per load in our logistics business led to a 1.4% decline in consolidated revenue, excluding trucking fuel surcharge.

“Our diluted earnings per share were $0.28, which compares to $0.36 per share in the first quarter of 2015.  During the quarter, a $1.9 million pretax loss in our sourcing business and an approximately $1.0 million impact of an increase in effective tax rate combined to negatively impact our results by approximately $0.03 per diluted share. Less gain on sale of revenue equipment and increased net fuel cost as a percentage of revenue also negatively impacted our results by approximately an additional $0.04 per diluted share.  Driver pay continues to be inflationary when compared to the same quarter last year, but was partially offset by our cost control efforts in operations and maintenance.”

The following chart reflects our consolidated financial performance and that of our trucking and our logistics segments for the first quarter of 2016 and 2015.

(dollars in thousands)	Three Months Ended March 31,
	2016	2015	Chg
Consolidated
Revenue, excluding trucking fuel surcharge	$253,583	$257,214	-1.4%
Operating Income	$38,727	$46,304	-16.4%
Adjusted Operating Ratio(1)	84.7%	82.0%	270	bps

Trucking Segment
Revenue, excluding trucking fuel surcharge	$199,413	$202,205	-1.4%
Operating Income	$35,922	$42,147	-14.8%
Adjusted Operating Ratio(2)	82.0%	79.2%	280	bps

Logistics Segment
Revenue	$54,170	$55,009	-1.5%
Operating Income	$2,805	$4,157	-32.5%
Operating Ratio	94.8%	92.4%	240	bps

In the first quarter, the trucking segment achieved an adjusted operating ratio of 82.0% compared to 79.2% from the same quarter last year.  Increased fuel expense and less gain on sale of revenue equipment impacted the operating ratio by approximately 240 basis points.  Driver wages also continue to be inflationary when compared to the first quarter of last year; however, the negative impact was partially offset by improved cost control in the operations and maintenance area of our business.  Revenue per tractor, excluding fuel surcharge, increased 0.2%, year over year, attributable to an essentially flat average revenue per loaded mile, a 1.8% increase in average miles per tractor, and a 120 basis point increase in our non-paid empty mile percentage.  We remain focused on improving the productivity of our assets, developing our freight network, and intensely controlling our costs.

Our logistics segment consists of brokerage, intermodal, and other logistics services, including our sourcing business.  During the first quarter of 2016, the logistics segment produced an operating ratio of 94.8% compared to 92.4% for the same quarter last year, on slightly lower revenue.   During the quarter, the operating income of the logistics segment was negatively impacted by $1.9 million as a result of exiting our agriculture sourcing business.  Excluding the impact of exiting the agriculture sourcing business, the logistics segment operated at a 90.2% operating ratio during the first quarter.   Also compared to the same quarter last year, gross margins in our brokerage business expanded 350 basis points while load volume grew by 31.0%, which resulted in operating income increasing 13.7%.  Brokerage revenue decreased 9.2% when compared to the same quarter last year as increased load volume was offset by a decline in revenue per load as a result of lower fuel surcharge, a shorter length of haul, and lower non-contract pricing.  We plan to continue to invest in our logistics service offerings, which should continue to improve our return on capital.

Consistent with our long-term strategy, we continue to enhance our capabilities to be highly integrated with our customers, provide flexibility with our equipment, and provide multiple service offerings to solve the supply chain challenges our customers may face.  Our dedication to provide a high level of service and support was recently recognized by being awarded the 2015 Walmart General Merchandise Platinum Carrier of the Year, the Lowes 2015 Gold Carrier award, the Lowes 2015 Outstanding Program Development award, and the DHL 2015 Carrier of the Year award.  We also continue to explore growth through acquisition and believe the current environment should yield opportunities.

Attracting and retaining safe, high-quality driving associates remains our highest priority.  Our driver development and training programs remain a primary focus for our management team, and we feel well positioned to continue to make progress around the development of our driving associates in the coming quarters.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.7 years.  The used equipment market remained soft during the quarter and resulted in gain on sale of revenue equipment in the first quarter of 2016 of $3.2 million, compared to $4.7 million in the first quarter of 2015.

During the first quarter of 2016 we repurchased 1.1 million shares of our common stock for $27.1 million. We currently have approximately 4.7 million shares available under our stock repurchase authorization. Over the last twelve months ended March 31, 2016, we have returned $92.2 million to our shareholders in the form of quarterly dividends and stock repurchases.  We ended the quarter with $21.5 million of cash, $106.0 million of long-term debt, and $730.6 million of shareholders' equity.  During the first quarter our net capital expenditures were $11.7 million, while our cash flow from operations was $67.6 million.  We expect to continue to generate meaningful free cash flow as we do not plan to grow our tractor fleet until we see more strength in cusomter demand combined with a stronger non-contract market.

The company will hold a conference call on April 20, 2016, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2016. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “First Quarter 2016 Conference Call Presentation.”

Adjusted operating ratio is a non-GAAP financial measure and is not intended to replace financial measures calculated in accordance with GAAP. This non-GAAP financial measure supplements our GAAP results in evaluating certain parts of our business.  We believe that using this measure affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the tables at the end of this press release.

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

INCOME STATEMENT DATA:

	Three Months Ended March 31,
	2016	2015
	(Unaudited, amounts in thousands, except per share amounts)
REVENUE:
Revenue, before fuel surcharge	$253,583	$257,214
Fuel surcharge	18,505	33,067
TOTAL REVENUE	272,088	290,281

OPERATING EXPENSES:
Salaries, wages and benefits	83,603	80,026
Fuel expense - gross	26,771	38,089
Operations and maintenance	18,010	20,128
Insurance and claims	8,823	8,933
Operating taxes and licenses	5,487	5,855
Communications	1,205	1,140
Depreciation and amortization	28,402	27,160
Purchased transportation	57,785	59,545
Miscellaneous operating expenses	3,275	3,101
Total operating expenses	233,361	243,977

Income from operations	38,727	46,304

Interest income	94	132
Interest expense	(301)	(283)
Other income	1,286	2,464
Income before income taxes	39,806	48,617
INCOME TAXES	16,783	18,675
Net income	23,023	29,942
Net income attributable to noncontrolling interest	(453)	(379)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$22,570	$29,563

Basic Earnings Per Share	$0.28	$0.36
Diluted Earnings Per Share	$0.28	$0.36

Weighted Average Shares Outstanding - Basic	80,707	82,025
Weighted Average Shares Outstanding - Diluted	81,398	83,192

BALANCE SHEET DATA:
	03/31/16	12/31/15
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$21,472	$8,691
Trade receivables, net of allowance for doubtful accounts	131,898	131,945
Notes receivable, net of allowance for doubtful accounts	554	648
Prepaid expenses	16,658	17,320
Assets held for sale	27,100	29,327
Other current assets	8,362	14,215
Income tax receivable	27,698	41,967
Total Current Assets	233,742	244,113

Property and equipment, net	798,008	803,643
Notes receivable, long-term	3,212	3,419
Goodwill	47,045	47,050
Intangible assets, net	2,950	3,075
Other assets and restricted cash	26,690	18,932
Total Long-term Assets	877,905	876,119

Total Assets	$1,111,647	$1,120,232

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$24,590	$14,818
Accrued payroll and purchased transportation	22,389	23,776
Accrued liabilities	16,701	21,609
Claims accrual - current portion	20,264	19,471
Dividend payable - current portion	333	349
Total Current Liabilities	84,277	80,023

Claims accrual - long-term portion	11,963	11,508
Long-term dividend payable and other liabilities	1,888	2,164
Deferred tax liabilities	175,056	174,165
Long-term debt	106,000	112,000
Total Long-term Liabilities	294,907	299,837

Total Liabilities	379,184	379,860

Common stock	801	810
Additional paid-in capital	209,489	205,648
Accumulated other comprehensive income	1,715	2,573
Retained earnings	518,641	529,367
Total Knight Transportation Shareholders' Equity	730,646	738,398
Noncontrolling interest	1,817	1,974
Total Shareholders' Equity	732,463	740,372
Total Liabilities and Shareholders' Equity	$1,111,647	$1,120,232

	Three Months Ended March 31,
	2016	2015	% Change
	(Unaudited)
OPERATING STATISTICS

Average Revenue Per Tractor*	$42,528	$42,436	0.2%

Non-paid Empty Mile Percent	12.7%	11.5%	10.4%

Average Length of Haul	496	500	-0.8%

Adjusted Operating Ratio (1)	84.7%	82.0%

Average Tractors - Total	4,689	4,765

Average Trailers - Total	11,967	11,393

Net Capital Expenditures (in thousands)	$11,718	$5,758

Cash Flow From Operations (in thousands)	$67,589	$58,272

* Includes trucking segment revenue excluding fuel surcharge.

GAAP to Non-GAAP Reconciliation Schedules:
(1)
Non-GAAP reconciliation
Adjusted operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2016	2015
	(Unaudited, in thousands)

Total revenue	272,088	290,281
Less: Trucking fuel surcharge	18,505	33,067
Revenue, excluding trucking fuel surcharge	253,583	257,214
Operating expense	233,361	243,977
Adjusted for:
Trucking fuel surcharge	(18,505)	(33,067)
Adjusted operating expenses	214,856	210,910
Adjusted operating income	38,727	46,304
Operating ratio	85.8%	84.0%
Adjusted operating ratio	84.7%	82.0%

(2)
Non-GAAP reconciliation
Operating ratio and adjusted operating ratio for trucking segment (a)

	Three Months Ended March 31,
	2016	2015
	(Unaudited, in thousands)
Trucking
Total revenue	217,918	235,272
Less: Trucking fuel surcharge	18,505	33,067
Revenue, excluding trucking fuel surcharge	199,413	202,205
Operating expense	181,996	193,125
Adjusted for:
Trucking fuel surcharge	(18,505)	(33,067)
Adjusted operating expenses	163,491	160,058
Adjusted operating income	35,922	42,147
Operating ratio	83.5%	82.1%
Adjusted operating ratio	82.0%	79.2%

(a) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:  David A. Jackson, President and CEO, or Adam W. Miller, CFO at (602) 606-6315

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